Exhibit 10.2
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) dated November 5, 2007 is entered into by and between LEGACY BANCORP, INC. (the “Company”), LEGACY BANKS (the “Bank”) and MICHAEL A. CHRISTOPHER (the “Executive” or “Consultant”).
RECITALS:
     WHEREAS, the Executive intends to retire as Chief Operating Officer, President and Director of the Company and the Bank and as a Director of The Legacy Banks Foundation effective January 1, 2008; and
     WHEREAS, the Company, the Bank and the Executive have entered into that certain Separation Agreement and General Release dated as of the date hereof (the “Separation Agreement”); and
     WHEREAS, the Company and the Bank desire to retain the services of the Executive as a consultant following his retirement upon the terms and subject to the conditions set forth in this Consulting Agreement; and
     WHEREAS, Executive desires to be hired as a consultant to the Company and the Bank to provide the consulting services set forth below upon the terms and subject to the conditions set forth in this Consulting Agreement.
     NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:
     1. Post-Employment Consulting Services. Upon his termination of employment with the Company and the Bank, the Executive agrees to provide consulting services to the Boards of Directors of the Company and the Bank (the “Board of Directors”) and the Chief Executive Officer (the “CEO”) of the Company and the Bank until January 1, 2012, unless terminated sooner hereunder (the “Consulting Period”). The consulting services will consist of general strategic and tactical advice in regard to senior management issues within the scope of Executive’s current management responsibilities and transitional matters relating to the Bank’s commercial lending operations and investment and fiduciary services, which shall be provided in accordance with a work schedule reasonably acceptable to Executive and the CEO (the “Consulting Services”). Consultations shall occur at mutually convenient times, and may occur by telephone, in person, or in any other manner acceptable to Executive and the CEO.
     2. Consideration. Executive shall receive no compensation for the Consulting Services other than the continuation of the vesting of the 49,500 shares of the Company Common Stock (the “Restricted Stock”) awarded to Executive pursuant to that certain Restricted Stock Award Agreement dated as of November 29, 2006 (the “Restricted Stock Agreement”). As determined by the Compensation Committee of the Board of Directors, the Restricted Stock Agreement shall continue in effect, in accordance with the Legacy Bancorp, Inc. 2006 Equity Incentive Plan (the “Plan”) and this Agreement, subject to the additional condition that Executive shall be compliance with Paragraphs 5 and 7 of the Separation Agreement.
     3. Reimbursement of Expenses. The Company and the Bank shall reimburse the Consultant for his actual, reasonable, out-of-pocket expenses incurred in connection with the provision of the Consulting Services, subject to the condition that such expenses shall be (a) approved in advance by the CEO or (b) specified in a budget submitted by Executive and approved by the CEO or the Board of Directors. The Consultant shall submit accurate and complete supporting documents for reimbursement of such expenses and shall follow and Company and Bank policies relating thereto as in effect from time to time.
     4. Post-Employment Noncompetition, Nonsolicitation and Confidentiality. In exchange for the consideration from the Company and the Bank under Section 2 hereof, the Consultant, the Company and the Bank agree that Consultant shall not compete with the Company or the Bank for a period ending on January 1, 2012, in any city, town or county in which the Company or the Bank has an office or has filed an application for regulatory approval to establish an office, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Consultant agrees that during such period and within said cities, towns and counties, Consultant shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Company or the Bank. The parties hereto, recognizing that irreparable injury will result to the Company or the Bank, their businesses and properties in the event of Consultant’s breach of this Section 3, agree that in the event of any such breach or threatened breach by Consultant, the Company or the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Consultant, Consultant’s partners, agents, servants, employees and all persons acting for or under the direction of Consultant. Nothing herein will be construed as prohibiting the Company or the Bank from pursuing any other remedies available to the Company or the Bank for such breach or threatened breach, including the recovery of damages from Consultant.
     In addition, the Consultant shall comply with the following provisions of this Agreement until January 1, 2012: Consultant will not, directly or indirectly:
               i) Solicit, induce, or attempt to induce employees of any Company Entity to terminate their employment with, or otherwise cease their relationship with the Company Entity, or
               ii) Solicit, induce, hire or attempt to solicit, induce or hire any employee of any Company Entity to work or provide services to any third party; or

               iii) Solicit to divert or take away or attempt to divert or to take away, the business or patronage of any Company Entities’ clients, customers or accounts, or prospective clients, customers or accounts.
     Consultant recognizes, acknowledges and agrees that, prior to his retirement Executive had, and during the Consulting Period Consultant may have, access to highly confidential and proprietary information relating to the Company, the Bank and all subsidiaries and affiliates of each (the “Company Entities”) and trade secrets (“Proprietary Information,” as described herein) and the use, misappropriation or disclosure of Proprietary Information would cause irreparable injury to the Company Entities; and it is essential to the protection of the Company Entities’ good will and to the maintenance of the Company Entities’ competitive position that Proprietary Information be kept secret and that Consultant not disclose Proprietary Information to others, or use any Proprietary Information to Consultant’s own advantage or the advantage of any third parties. For purposes of this Separation Agreement, the term “Proprietary Information” shall include any and all material non-public information, and shall include and not be limited to non-public information relating to any Company Entities’ past, present or planned or considered business activities; any Company Entities’ depositors, borrowers and investors; techniques; processes; tools; market research, data and strategy; strategic initiatives including mergers, acquisitions, sales and branch openings and closings; and, information relating to sales and pricing, including customer-specific information, pricing policies and strategies. Proprietary Information shall include information in any form whatsoever, including but not limited to, hard copy, computer floppy diskette, CD, CD-ROM drive, information retained in electronic storage, or other information storage means. Consultant acknowledges and agrees that his obligations under this paragraph shall survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, Consultant may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not derived from the business plans or activities of the Company Entities. Further, Consultant may disclose information regarding the business activities of the Bank to the OTS, Massachusetts Department of Banking or the FDIC pursuant to a formal regulatory request.
     5. Breach by Consultant. In the event the Company or the Bank believes Consultant has breached Paragraph 5 or Paragraph 7 of the Separation Agreement, or Paragraph 4 hereof, it must give Consultant written notice and opportunity to cure within fifteen (15) days of Consultant’s receipt of the notice. This notice does not affect the ability of the Company or of the Bank to seek a protective order against Consultant. If Consultant shall fail to cure such breach of Paragraph 5 or Paragraph 7 of the Separation Agreement, or Paragraph 4 hereof, the Company shall be entitled to terminate this Agreement in which event Consultant shall only be entitled to the shares of Restricted Stock vested through the date of termination pursuant Restricted Stock Agreement and the Plan.

     6. Independent Contractor. The Company, the Bank and the Consultant intend that the Consultant perform the consulting services as an independent contractor and not as an employee. Accordingly, with respect to all services covered by this Agreement, the Consultant, the Company and the Bank each acknowledge and agree that the Consultant will not be treated as an employee for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, federal and state income tax withholding, state unemployment taxes, State Workmen’s Compensation Insurance and similar laws covering the employer-employee relationship. The Consultant further acknowledges that he is responsible for the payment of any state or federal income tax or self-employment tax with respect to the payments made to the Consultant under this Agreement.
     7. Review by Counsel. The Company and the Bank have advised Consultant to consult with an attorney of his choosing regarding the legal and tax effects of this Agreement prior to signing this Agreement. The Consultant represents that he understands and agrees that Consultant has the right and has been given the opportunity to review this Agreement with an attorney.
     WITNESS the following signatures:
SIGNATURES

Date	Michael A. Christopher

LEGACY BANKS
Date

By
J. Williar Dunlaevy
Title:

LEGACY BANCORP, INC.
By:
Date	J. Williar Dunlaevy
Title: